Exhibit 99

April 30, 2009

HELMERICH & PAYNE, INC. ANNOUNCES SECOND QUARTER EARNINGS

Helmerich & Payne, Inc. reported net income of $103,738,000 ($.98 per diluted share) from operating revenues of $520,300,000 for its second fiscal quarter ended March 31, 2009, compared with net income of $102,054,000 ($.96 per diluted share) from operating revenues of $473,644,000 during last year’s second fiscal quarter ended March 31, 2008.  Included in second quarter net income for 2009 and 2008 were $.01 and $.04 per share, respectively, of after-tax gains from the sale of portfolio securities and drilling equipment.

For the six months ended March 31, 2009, the Company reported net income of $249,013,000 ($2.34 per diluted share) from operating revenues of $1,144,054,000 compared with net income of $209,884,000 ($1.98 per diluted share) from operating revenues of $930,307,000 during the six months ended March 31, 2008.  Included in net income for the first six months of 2009 and 2008 were $.02 and $.07 per share, respectively, of after-tax gains from the sale of portfolio securities and drilling equipment.

Segment operating income for U.S. land operations was $192,930,000 for this year’s second fiscal quarter, compared with $143,740,000 for last year’s second fiscal quarter and $194,048,000 for this year’s first fiscal quarter.  Average revenue per day rose by $4,318 from $27,066 during this year’s first fiscal quarter to $31,384 during the second fiscal quarter, and average rig margin per day rose by $4,534 from $14,820 during this year’s first fiscal quarter to $19,354 during the second fiscal quarter.  Approximately $6,500 per day of the average rig revenue and margin per day was primarily a result of early contract termination revenue earned during this year’s second fiscal quarter, as compared to approximately $1,100 per day for the same type of revenue during this year’s first fiscal quarter.  Excluding the impact of the accelerated income corresponding to early terminations during this year’s first two quarters, average revenue per day declined sequentially by $1,060 to $24,876 for the second fiscal quarter, and average rig margin per day declined sequentially by $808 to $12,898 for the second fiscal quarter.  Rig utilization in the segment was 72% for this year’s second fiscal quarter, compared with 94% for last year’s second fiscal quarter and 95% for this year’s first fiscal quarter.  The Company’s U.S. land segment had 120 rigs contracted and 83 rigs idle and available by the end of the second fiscal quarter, and approximately 104 rigs contracted and 101 rigs idle and available as of April 30, 2009.

Since the beginning of fiscal 2009, the Company has received early termination notices relating to a cumulative total of 35 active new build FlexRigs®* with long-term contracts in the Company’s U.S. land segment.  Of these 35 FlexRigs, 28 were idle by the end of the second fiscal quarter, and the remaining seven are expected to be released during the third fiscal quarter.  All 35 early terminated new builds had been deployed to the field before fiscal 2008.    Income from revenue related to early termination fees and penalties in the U.S. land segment totaled slightly over $81 million in the second fiscal quarter, including approximately $20 million which would have been earned during the quarter regardless of early terminations.  Additional revenues of approximately $75 million corresponding to new build early terminations are expected to be recognized after the second fiscal quarter.  At this point, we expect about 40% of this amount to favorably impact the Company’s third fiscal quarter revenues, approximately 20% during the fourth fiscal quarter, and the rest during fiscal 2010.

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News Release

April 30, 2009

The Company completed the construction of 11 FlexRigs under long-term contracts during the second fiscal quarter and two were completed in April 2009.  The Company has agreed to delay deliveries of some of its new builds and will be compensated by the corresponding customers accordingly.  As a result, the construction schedule for the 16 remaining new builds has been modified to complete approximately two FlexRigs per month through October 2009 and one FlexRig per month thereafter.  Given the Company’s corresponding commitments with its suppliers, this schedule modification is not expected to have a significant impact on the Company’s previously announced capital expenditure estimate of $850 million for fiscal 2009.  In the U.S. land segment, approximately 42% of the Company’s potential revenue days for the remainder of fiscal 2009 remain committed to work for customers under term contracts, and approximately 37% remain committed during fiscal 2010.

President and CEO Hans Helmerich commented, “It is clear now that the energy industry is suffering the worst cyclical downturn since 1981.  The rig count has fallen by more than half in response to dramatic customer spending reductions.  The Company entered the downturn with the highest percentage of contractual protection in our history.  We are well positioned to navigate the challenging market environment that has caught most of us by surprise.  Conditions may continue to worsen until more visibility emerges regarding commodity price fundamentals.  Customers will return to the drill bit once improving prices encourage them to do so.  At that time, our brand leadership, asset quality and organizational strength will continue to offer customers distinctive performance and service.”

Segment operating income for the Company’s offshore operations was $15,837,000 for this year’s second fiscal quarter, compared with $3,603,000 for last year’s second fiscal quarter and $14,710,000 for this year’s first fiscal quarter.  Rig utilization in the offshore segment increased to 98% during this year’s second fiscal quarter, compared with 65% during last year’s second fiscal quarter and 89% during this year’s first fiscal quarter.  Average rig margins per day remained strong during this year’s second fiscal quarter at $22,330.

The Company’s international land operating segment recorded a loss of $15,282,000 for this year’s second fiscal quarter, compared with operating income of $12,752,000 for last year’s second fiscal quarter, and $22,628,000 for this year’s first fiscal quarter.  The operating loss was the result of not recording revenue from the Company’s operations in Venezuela as discussed in the following paragraph.  As a result, the international land segment revenue was decreased by $35.6 million in the second fiscal quarter of 2009 or approximately $16,760 per revenue day.  Average rig utilization for the second fiscal quarter was 81%, compared with 73% for last year’s second fiscal quarter, and 98% during this year’s first fiscal quarter.

The Company has determined that, as of the beginning of the second fiscal quarter of 2009, collectability of revenue is not reasonably assured in Venezuela, primarily due to the uncertainty in the timing of collectability.  As a result, revenue will be recorded as cash

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News Release

April 30, 2009

is collected.  The Company continues efforts to collect accounts receivable and unrecorded revenue.  Since the Company’s last quarterly earnings release on January 29, 2009, the Company has collected approximately $8 million (U.S. currency equivalent) from PDVSA.  As of today, the total invoiced amount by the Company that remains pending payment from PDVSA is approximately $116 million (U.S. currency equivalent, including $66 million in accounts receivable, an estimated $43 million in unrecorded revenue and about $7 million in other non-revenue billings).  Seven H&P rigs that formerly worked for PDVSA and that have completed their contract obligations are currently either stacked or in the process of rigging down.  The remaining four rigs continue to work for PDVSA, all of which are now expected to complete their contract obligations within the next four months.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of April 30, 2009, the Company’s existing fleet included 205 U.S. land rigs, 32 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another 16 new H&P-designed and operated FlexRigs, all of which correspond to previously announced commitments with customers.  Upon completion of these commitments, the Company’s global land fleet will include a total of 190 FlexRigs.

Helmerich & Payne, Inc.’s conference call/webcast is scheduled to begin this morning at 11:00 a.m. ET (10:00 a.m. CT) and can be accessed at http://www.hpinc.com under Investors.  If you are unable to participate during the live webcast, the call will be archived for a year on H&P’s website indicated above.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Results of Operations and Financial Condition” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Juan Pablo Tardio

(918) 588-5383

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News Release

April 30, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands, except per share data)

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
CONSOLIDATED STATEMENTS OF INCOME	2008	2009	2008	2009	2008

Operating Revenues:
Drilling — U.S. Land	$475,204	$414,514	$365,263	$889,718	$712,907
Drilling — U.S. Offshore	50,488	51,331	29,789	101,819	57,070
Drilling — International	95,178	51,829	75,757	147,007	154,359
Other	2,884	2,626	2,835	5,510	5,971
	623,754	520,300	473,644	1,144,054	930,307

Operating costs and expenses:
Operating costs, excluding depreciation	330,928	263,294	253,958	594,222	489,753
Depreciation	54,772	57,113	51,872	111,885	95,856
General and administrative	15,148	16,434	14,090	31,582	27,993
Research and development	1,677	2,176	—	3,853	—
Gain from involuntary conversion of long-lived assets	(277)	—	—	(277)	(4,810)
Income from asset sales	(914)	(2,055)	(1,946)	(2,969)	(2,788)
	401,334	336,962	317,974	738,296	606,004

Operating income	222,420	183,338	155,670	405,758	324,303

Other income (expense):
Interest and dividend income	1,786	2,150	1,220	3,936	2,335
Interest expense	(3,700)	(2,554)	(4,773)	(6,254)	(9,604)
Gain on sale of investment securities	—	—	5,476	—	5,606
Other	128	(28)	180	100	(436)
	(1,786)	(432)	2,103	(2,218)	(2,099)

Income before income taxes and equity in income of affiliate	220,634	182,906	157,773	403,540	322,204

Income tax provision	81,248	83,390	58,784	164,638	118,930

Equity in income of affiliate net of income taxes	5,889	4,222	3,065	10,111	6,610
NET INCOME	$145,275	$103,738	$102,054	$249,013	$209,884

Earnings per common share:
Basic	$1.38	$0.99	$0.98	$2.37	$2.02
Diluted	$1.36	$0.98	$0.96	$2.34	$1.98

Average common shares outstanding:
Basic	105,249	105,317	103,883	105,283	103,695
Diluted	106,431	106,372	106,090	106,401	105,740

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News Release

April 30, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

CONSOLIDATED CONDENSED BALANCE SHEETS	3/31/09	9/30/08

ASSETS
Cash and cash equivalents	$126,378	$121,513
Other current assets	578,490	569,134
Total current assets	704,868	690,647
Investments	176,156	199,266
Net property, plant, and equipment	3,086,714	2,682,251
Other assets	12,078	15,881
TOTAL ASSETS	$3,979,816	$3,588,045

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$428,570	$308,957
Total noncurrent liabilities	635,189	538,614
Long-term notes payable	430,000	475,000
Total shareholders’ equity	2,486,057	2,265,474

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,979,816	$3,588,045

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News Release

April 30, 2009

HELMERICH & PAYNE, INC.

Unaudited

(in thousands)

	Six Months Ended
	March 31
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS	2009	2008

OPERATING ACTIVITIES:
Net income	$249,013	$209,884
Depreciation	111,885	95,856
Changes in assets and liabilities	144,891	(23,149)
Gain from involuntary conversion of long-lived assets	(277)	(4,810)
Gain on sale of assets and investment securities	(2,969)	(8,264)
Other	(12,055)	(6,262)
Net cash provided by operating activities	490,488	263,255

INVESTING ACTIVITIES:
Capital expenditures	(525,884)	(321,711)
Insurance proceeds from involuntary conversion of long-lived assets	277	8,500
Proceeds from sale of assets and investments	4,333	11,437
Purchase of short-term investments	(12,500)	—
Other	(16)	—
Net cash used in investing activities	(533,790)	(301,774)

FINANCING ACTIVITIES:
Dividends paid	(10,548)	(9,354)
Proceeds from exercise of stock options	429	8,284
Net proceeds from short-term and long-term debt	58,267	35,000
Excess tax benefit from stock-based compensation	19	6,110
Net cash provided by financing activities	48,167	40,040

Net increase in cash and cash equivalents	4,865	1,521
Cash and cash equivalents, beginning of period	121,513	89,215
Cash and cash equivalents, end of period	$126,378	$90,736

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April 30, 2009

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
SEGMENT REPORTING	2008	2009	2008	2009	2008
	(in thousands, except days and per day amounts)
U.S. LAND OPERATIONS
Revenues	$475,204	$414,514	$365,263	$889,718	$712,907
Direct operating expenses	233,306	172,033	181,757	405,339	347,322
General and administrative expense	4,427	4,274	4,257	8,701	8,651
Depreciation	43,423	45,277	35,509	88,700	69,353
Segment operating income	$194,048	$192,930	$143,740	$386,978	$287,581

Revenue days	16,322	12,529	14,272	28,851	28,159
Average rig revenue per day	$27,066	$31,384	$24,415	$28,941	$24,213
Average rig expense per day	$12,246	$12,030	$11,557	$12,152	$11,231
Average rig margin per day	$14,820	$19,354	$12,858	$16,789	$12,982
Rig utilization	95%	72%	94%	83%	94%

OFFSHORE OPERATIONS
Revenues	$50,488	$51,331	$29,789	$101,819	$57,070
Direct operating expenses	31,762	31,403	21,918	63,165	41,129
General and administrative expense	1,052	1,064	1,114	2,116	2,212
Depreciation	2,964	3,027	3,154	5,991	6,012
Segment operating income	$14,710	$15,837	$3,603	$30,547	$7,717

Revenue days	735	796	514	1,531	974
Average rig revenue per day	$53,057	$48,562	$41,209	$50,720	$41,503
Average rig expense per day	$29,468	$26,232	$29,144	$27,786	$28,207
Average rig margin per day	$23,589	$22,330	$12,065	$22,934	$13,296
Rig utilization	89%	98%	65%	94%	60%

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News Release

April 30, 2009

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
SEGMENT REPORTING	2008	2009	2008	2009	2008
	(in thousands, except days and per day amounts)
INTERNATIONAL LAND OPERATIONS
Revenues	$95,178	$51,829	$75,757	$147,007	$154,359
Direct operating expenses	65,648	59,787	50,129	125,435	100,911
General and administrative expense	696	784	1,300	1,480	2,238
Depreciation	6,206	6,540	11,576	12,746	17,302
Segment operating income (loss)	$22,628	$(15,282)	$12,752	$7,346	$33,908

Revenue days	2,383	2,050	1,795	4,433	3,776
Average rig revenue per day	$36,737	$23,397	$39,695	$30,568	$36,981
Average rig expense per day	$24,320	$27,483	$25,299	$25,782	$22,704
Average rig margin per day	$12,417	$(4,086)	$14,396	$4,786	$14,277
Rig utilization	98%	81%	73%	89%	77%

Operating statistics exclude the effects of offshore platform management contracts, gains and losses from translation of foreign currency transactions, and do not include reimbursements of “out-of-pocket” expenses in revenue per day, expense per day and margin calculations.

Reimbursed amounts were as follows:

U.S. Land Operations	$33,435	$21,309	$16,809	$54,744	$31,086
Offshore Operations	$5,466	$6,752	$3,343	$12,218	$6,205
International Land Operations	$7,633	$3,865	$4,505	$11,498	$14,718

With the growth of the drilling segments, the previously reported Real Estate segment has become a smaller percentage of total segment operating income. As a result, the Real Estate segment previously shown as a reportable segment, has been included with all other non-reportable business segments. The amounts for the three and six months ended March 31,2008 have been restated to reflect this change.

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April 30, 2009

Segment operating income for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes general and administrative expenses, corporate depreciation, income from asset sales and other corporate income and expense.  The Company considers segment operating income to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses.  This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods.  The Company believes that segment operating income is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers.  Additionally, it highlights operating trends and aids analytical comparisons.  However, segment operating income has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income per the information above to income before income taxes and equity in income of affiliates as reported on the Consolidated Statements of Income (in thousands).

	Three Months Ended			Six Months Ended
	Dec. 31	March 31		March 31
	2008	2009	2008	2009	2008
Operating income (or loss)
U.S. Land	$194,048	$192,930	$143,740	$386,978	$287,581
Offshore	14,710	15,837	3,603	30,547	7,717
International Land	22,628	(15,282)	12,752	7,346	33,908
Other	(861)	(1,491)	1,301	(2,352)	2,825
Segment operating income	$230,525	$191,994	$161,396	$422,519	$332,031

Corporate general and administrative	(8,973)	(10,312)	(7,419)	(19,285)	(14,892)
Other depreciation	(1,197)	(1,273)	(1,003)	(2,470)	(1,932)
Inter-segment elimination	874	874	750	1,748	1,498
Gain from involuntary conversion of long-lived assets	277	—	—	277	4,810
Income from asset sales	914	2,055	1,946	2,969	2,788
Operating income	$222,420	$183,338	$155,670	$405,758	$324,303

Other income (expense):
Interest and dividend income	1,786	2,150	1,220	3,936	2,335
Interest expense	(3,700)	(2,554)	(4,773)	(6,254)	(9,604)
Gain on sale of investment securities	—	—	5,476	—	5,606
Other	128	(28)	180	100	(436)
Total other income (expense)	(1,786)	(432)	2,103	(2,218)	(2,099)

Income before income taxes and equity in income of affiliates	$220,634	$182,906	$157,773	$403,540	$322,204

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